EXHIBIT 2.2

VOTING AGREEMENT

          VOTING AGREEMENT, dated as of December 18, 2003, between THE E.W. SCRIPPS COMPANY, an Ohio corporation (“Scripps”), and the persons listed on signature pages hereof (each, a “Shareholder” and, collectively, the “Shareholders”).

RECITALS

     1.     Each Shareholder owns the number of shares of Common Stock, par value $0.0025 per share (the “Common Stock”), of Summit America Television, Inc., a Tennessee corporation (the “Company”), set forth opposite such Shareholder’s name on Schedule A hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by any Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”);

     2.     Concurrently with the execution and delivery of this Agreement, Scripps and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the “Merger Agreement”) providing for the merger of a newly-formed, wholly-owned subsidiary of Scripps with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth therein; and

     3.     As a condition and inducement to Scripps’ willingness to enter into the Merger Agreement, the Shareholders desire to enter into this Agreement, pursuant to which the Shareholders are agreeing, among other things, to vote the Subject Shares in favor of the adoption of the Merger Agreement and grant Scripps the right to purchase the Subject Shares on the terms herein specified.

AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I. REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

     Each Shareholder, severally and not jointly, represents and warrants to Scripps as follows:

     Section 1.1. Authority. Such Shareholder has all requisite power and authority or capacity, as the case may be, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms. If such Shareholder is married and the Subject Shares of such Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding with respect to such Subject Shares, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

     Section 1.2. No Conflicts; Required Filings and Consents.

          (a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof, will violate, conflict with or result in a breach, or constitute a default (with or without due notice or lapse of time or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Subject Shares pursuant to any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to such Shareholder’s Subject Shares or other property or assets.

          (b) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body (as defined in the Merger Agreement), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Shareholder of any of his obligations under this Agreement.

     Section 1.3. The Subject Shares. Except as disclosed on Scheduled A hereto, such Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite such Shareholder’s name on Schedule A hereto, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Shareholder’s name on Schedule A hereto. Except as disclosed on Schedule A hereto, such Shareholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Shareholder to sell, transfer, assign, grant a participation interest in or option for, pledge, hypothecate or otherwise dispose or encumber (each, a “Transfer”), or cause to be Transferred, any of the Subject Shares, and no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Subject Shares.

     Section 1.4. Reliance by Scripps. Such Shareholder understands and acknowledges that Scripps is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, and agreements of such Shareholder herein.

     Section 1.5. Litigation. There is no action, proceeding or investigation pending or threatened against such Shareholder that questions the validity of this Agreement or any action taken or to be taken by such Shareholder in connection with this Agreement.

     Section 1.6. Finder’s Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SCRIPPS

     Scripps represents and warrants to each of the Shareholders as follows:

     Section 2.1. Authority. Scripps has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Scripps and constitutes a valid and binding obligation of Scripps enforceable in accordance with its terms.

     Section 2.2. No Conflicts; Required Filings and Consents.

          (a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof, will violate, conflict with or result in a breach, or constitute a default (with or without due notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Scripps or to Scripps’ property or assets.

          (b) The execution and delivery of this Agreement by Scripps does not, and the performance of this Agreement by Scripps will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body (as defined in the Merger Agreement), except for the filing by Scripps of a Form 13D, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Scripps of any of its obligations under this Agreement.

ARTICLE III. VOTING OF SUBJECT SHARES

     Section 3.1. Agreement to Vote. From the date hereof, and until the termination of this Agreement in accordance with Article V, each Shareholder, severally and not jointly, agrees as follows:

          (a) At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Merger and any other transaction contemplated thereby is sought, each Shareholder shall vote (or cause to be voted) the Subject Shares in favor of the adoption by the Company of the Merger and the approval of the Merger Agreement and any actions required in furtherance thereof and each of the transactions contemplated by the Merger Agreement.

          (b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, each Shareholder shall vote (or cause to be voted) its Subject Shares against (i) any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the

Company under the Merger Agreement or which would reasonably be expected to result in any of the conditions to the Merger Agreement not being fulfilled, (ii) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (iii) any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Subject Shares other than in connection with the transactions contemplated by the Merger. Each Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c) In addition, each Shareholder agrees that it will, upon request by Scripps, furnish written confirmation, in form and substance reasonably acceptable to Scripps, of such Shareholder’s vote in favor of the Merger Agreement and the Merger.

     Section 3.2. Irrevocable Proxy. Each Shareholder hereby constitutes and appoints Scripps with full power of substitution, as the proxy pursuant to the provisions of Section 48-17-203 of the Tennessee Business Corporation Act and attorney of such Shareholder, and hereby authorizes and empowers Scripps to represent, vote and otherwise act (by voting at any meeting of the shareholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Shares owned or held by such Shareholder regarding the matters referred to in Sections 3.1(a) and (b) until the termination of this Agreement, to the same extent and with the same effect as such Shareholder might or could do under applicable law, rules and regulations in the event that such Shareholder fails to satisfy its obligations under Sections 3.1(a) and (b). The proxy granted pursuant to the immediately preceding sentence is coupled with an interest, shall be irrevocable and shall survive death, disability, bankruptcy, or any other impediment of Shareholder. Each Shareholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Shares owned or held by such Shareholder regarding the matters referred to in Sections 3.1(a) and (b).

ARTICLE IV. ADDITIONAL AGREEMENTS

     Section 4.1. No Disposition or Encumbrance of Subject Shares. Except as provided in the next to the last sentence of this Section 4.1, each Shareholder agrees not to, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than in accordance with the Merger Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement. Subject to the next to the last sentence of this Section 4.1, each Shareholder further agrees not to commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, each Shareholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 4.1) of such Shareholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to Scripps, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such

Person shall constitute a Shareholder for all purposes of this Agreement. “Permitted Transferee” means, with respect to any Shareholder, (A) any other Shareholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Shareholder, (C) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A) or (B), or (D) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (A) or (B).

     Section 4.2. Disclosure. Each of the Shareholders hereby permits Scripps to publish and disclose in all documents and schedules filed with or furnished to the SEC in connection with the Merger, such Shareholder’s identity and ownership of the Subject Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement.

     Section 4.3. Reasonable Efforts. Each Shareholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, and to carry out the intent and purposes of this Agreement.

ARTICLE V. TERMINATION

     This Agreement shall terminate upon the earlier of (x) the Effective Time (as defined in the Merger Agreement) and (y) the termination of the Merger Agreement in accordance with its terms, including but not limited to termination pursuant to Sections 5.6 and 11.1(h) thereof, except that a termination of this Agreement shall not relieve any party from liability for any breach hereof.

ARTICLE VI. MISCELLANEOUS

     Section 6.1. Additional Shares. In the event any Shareholder becomes the legal or beneficial owner of any additional shares or other securities of the Company (the “Additional Securities”), any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement shall apply to such securities. Each Shareholder agrees not to purchase or in any other manner acquire any Additional Securities, except for the purchase or other acquisition pursuant to Section 4.1 of Common Stock that is held by another Shareholder as of the date hereof.

     Section 6.2. Federal Communications Commission. Notwithstanding anything provided in this Agreement, Scripps will not exercise any right hereunder if and to the extent that the exercise thereof would cause a violation of the Federal Communications Act or any rules or regulations of the Federal Communications Commission promulgated thereunder.

     Section 6.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to its principles or rules of conflicts of laws to the extent that such principles or rules would require or permit the application of the law of another jurisdiction except that the laws of the State of Tennessee shall govern the enforceability and interpretation of Sections 3.1 and 3.2.

     Section 6.4. Jurisdiction. Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of the State of Ohio or any United States District Court located within the State of Ohio (each, a “Ohio Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Ohio Court, and any claim that any such action or proceeding brought in any Ohio Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Ohio Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in an Ohio Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

     Section 6.5. WAIVER OF JURY TRIAL. EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

     Section 6.6. Specific Performance. Each Shareholder acknowledges and agrees that (i) the obligations and agreements of such Shareholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) Scripps is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such Shareholder’s obligations or agreements will cause Scripps irreparable injury for which adequate remedies are not available at law. Therefore, each Shareholder agrees that Scripps shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Shareholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Scripps may have.

     Section 6.7. Amendment, Waivers, etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Scripps and the Shareholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

     Section 6.8. Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that (i) any Permitted Transferee acquiring any Subject Shares in accordance with Section 4.1 shall, on the terms provided in Section 4.1, become a “Shareholder”, and (ii) Scripps may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Scripps. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

     Section 6.9. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     Section 6.10. Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one (1) Business Day after being sent by overnight courier service or received by telecopy at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

          (a) if to Scripps to:
THE E.W. SCRIPPS COMPANY 312 Walnut Street 28th Floor Cincinnati, Ohio 45202 Attn: Tim Peterman, Vice President, Corporate Development Facsimile No.: (513) 977-3024

with a copy to:

BAKER & HOSTETLER LLP 312 Walnut Street Suite 3200 Cincinnati, Ohio 45202 Attn: William Appleton, Esq. Facsimile No.: (513) 929-0303

          (b) if to the Shareholders.
c/o SUMMIT AMERICA TELEVISION, INC. 400 Fifth Avenue, Suite 203 Naples, Florida 34102 Attn: George R. Ditomassi, President and Chief Executive Officer Facsimile: (239) 643-3682

with a copy to:

BONE McALLESTER NORTON PLLC 511 Union Street, Suite 1600 Nashville, Tennessee 37219 Attn: Charles W. Bone, Esq. Facsimile No.: (615) 238-6301

     Section 6.11. Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 6.12. Severability. If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     Section 6.13. Integration. This Agreement, including all exhibits and schedules attached hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof.

     Section 6.14. Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     Section 6.15. Further Assurances. From time to time at the request of Scripps, and without further consideration, each Shareholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

     Section 6.16. Stop Transfer. Each of the Shareholders agrees that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares, unless such transfer is made in compliance with this Agreement.

     Section 6.17. Public Announcements. No Shareholder shall issue or make any press release or other public announcements or statements with respect to the transactions contemplated by this Agreement.

     Section 6.18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the day and date first above written.

THE E.W. SCRIPPS COMPANY

By:	/s/ Rich Boehne

Name:	Rich Boehne
Title:	Executive Vice President

SAH HOLDINGS, LTD.

By:	/s/ Dan J. Jackson

Name:	Dan J. Jackson
Title:	President of Gatehouse Equity Management Corporation, as General Partner of SAH Holdings, Ltd.

CLINTON INVESTMENTS, LTD.

By:	/s/ Dan J. Jackson

Name:	Dan J. Jackson
Title:	President of Gatehouse Equity Management Corporation, as General Partner of Clinton Investments, Ltd.

GATEHOUSE EQUITY MANAGEMENT CORPORATION

By:	/s/ Dan J. Jackson

Name:	Dan J. Jackson
Title:	President

CLINTON FAMILY TRUST

By:	/s/ Brenda Lea

Name:	Brenda Lea
Title:	Asst. Trust Officer, INSOUTH
Bank, Trustee for Clinton
Family Trust

JDC 1995-1 GRAT

By:	/s/ Charles W. Bone

Name:	Charles W. Bone
Title:	Trustee

/s/ Mary Susan Clinton

Mary Susan Clinton

/s/ Frank A. Woods

Frank A. Woods

/s/ George R. Ditomassi

George R. Ditomassi

CALEB INVESTMENTS, L.P.

By:	/s/ Charles W. Bone

Name:	Charles W. Bone
Title:	General Partner

/s/ Don C. Stansberry, Jr.

Don C. Stansberry, Jr.

SCHEDULE A
TO VOTING AGREEMENT

SHAREHOLDERS

Name	No. of Shares

SAH Holdings, Ltd.[1]	1,520,930
Clinton Investments, Ltd.[1]	1,284,676
Gatehouse Equity Management Corporation	38,400
Clinton Family Trusts[2]	138,295
Mary Susan Clinton	13,280
Frank A. Woods	5,000
George R. Ditomassi	7,000
Caleb Investments, L.P.[3]	82,500
Don C. Stansberry, Jr.	9,300

TOTAL	3,099,381

     1    These shares are pledged to Summit America Television, Inc. (“Summit”) as security for certain non-recourse loans made by Summit to SAH Holdings, Ltd. and Clinton Investments, Ltd. on June 30, 2001, and maturing on June 30, 2004.

     2    Includes the Clinton Family Trust and the JDC 1995-1 GRAT.

     3    These shares are pledged to Bank of Commerce.